Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CSX Corporation and subsidiaries (CSX) for the registration of $1.2 billion of securities and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements of CSX included in its Annual Report (Form 10-K) for the fiscal year ended December 26, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Jacksonville, Florida
March 9, 2004